Exhibit 99.1

Abpro Announces Closing of Business Combination with Atlantic Coastal Acquisition Corp. II

•	Abpro Expected to Begin Trading on Nasdaq on Wednesday, November 13, 2024 Under the Tickers “ABP” and “ABPWW”

November 13, 2024 — WOBURN, MA & NEW YORK, NY—Abpro Corporation, a biotechnology company with the mission of improving the lives of those facing severe and life-threatening diseases with next-generation antibody therapies, and Atlantic Coastal Acquisition Corp. II, a special purpose acquisition company (“Atlantic Coastal”), today announced the completion of the closing of their previously announced business combination, which was approved by Atlantic Coastal’s stockholders on November 7, 2024. The combined company will operate as Abpro Holdings, Inc. (“Abpro Holdings”) with Abpro Corporation as a wholly-owned subsidiary of Abpro Holdings (collectively, “Abpro”). Abpro Holdings’ common stock is expected to begin trading on The Nasdaq Global Market under the ticker symbol “ABP” and its warrants are expected to begin trading on The Nasdaq Capital Market under the ticker symbol “ABPWW” on Thursday, November 14, 2024.

Abpro is currently in the developmental phase of its next-generation antibody therapies, focusing on HER2+ cancer treatments, including breast, gastric and colorectal cancers, in addition to treatments for Wet AMD/DME and COVID-19. These antibodies are developed using Abpro’s proprietary DiversImmune® platform. Abpro has partnered with Celltrion, which is a leading South Korean pharmaceutical company, in an exclusive collaboration to further advance ABP 102, a t-cell engager, which is being developed for the treatment of HER2+ breast, gastric and pancreatic cancer. In connection with the business combination, Celltrion purchased $5,000,000 of Abpro common stock in a PIPE transaction, and Soo Young Lee of Celltrion joined Abpro’s board of directors.

Brookline Capital Markets, a Division of Arcadia Securities, LLC, acted as a financial advisor to Abpro Corporation and placement agent to Atlantic Coastal. Pillsbury Winthrop Shaw Pittman LLP acted as legal counsel to Atlantic Coastal, and Nelson Mullins Riley & Scarborough LLP acted as legal counsel to Abpro.

About Abpro

Abpro is a biotechnology company located in Woburn, Massachusetts. The company’s mission is to improve the lives of mankind facing severe and life-threatening diseases with next-generation antibody therapies. For more information, please visit www.abpro.com.

Contacts

Abpro Investor Relations

ir@apbro.com